CNL Strategic Capital, LLC 8-K

Exhibit 99.1

News Release

For information contact: Colleen Johnson Senior Vice President Marketing and Communications CNL Financial Group 407-650-1223

CNL Strategic capital closes On Investment in

Its FOURTEENTH portfolio company

(Orlando, Fla.) February 22, 2024 — CNL Strategic Capital, LLC has closed on an approximately $10 million investment in USA Water Intermediate Holdings, LLC (USA Water). USA Water is a leading provider of operations and maintenance (“O&M”) services for water and wastewater systems across the Southeast United States. USA Water is the fourteenth company in CNL Strategic Capital’s portfolio. CNL Strategic Capital is co-investing in USA Water alongside an LLCP institutional fund and affiliate of Levine Leichtman Strategic Capital, LLC, the sub-manager of CNL Strategic Capital.

USA Water was established in 2012 and is based in Rosenberg, Texas. USA Water’s non-discretionary services enable municipalities and utility districts to entrust their water infrastructure maintenance, asset management and regulatory compliance needs to a professional partner of scale. USA Water’s industry-leading technical expertise and comprehensive service offerings play a critical role in ensuring the integrity, safety and reliability of clean, high-quality water access. USA Water provides customers with wastewater facility operations, pipe repair and maintenance, meter reading, new water tap installations, regulatory and compliance, and billing and administrative services.

About CNL Strategic Capital

CNL Strategic Capital is a publicly registered, non-traded limited liability company that seeks to provide current income and long-term appreciation to individuals by acquiring controlling equity stakes in combination with loan positions in durable and growing middle-market businesses. The company is externally managed by CNL Strategic Capital Management, LLC and Levine Leichtman Strategic Capital, LLC (LLSC). For additional information, please visit cnlstrategiccapital.com.

About CNL Financial Group

CNL Financial Group (CNL) is a private investment management firm providing real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $36 billion in assets. CNL is headquartered in Orlando, Florida. For additional information, please visit cnl.com.

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About Levine Leichtman Strategic Capital

LLSC is an affiliate of Levine Leichtman Capital Partners, LLC (LLCP), a middle-market private equity firm with a 39-year track record of investing across various targeted sectors, including Franchising & Multi-unit, Business Services, Education & Training and Engineered Products & Manufacturing. LLCP utilizes a differentiated Structured Private Equity investment strategy, combining debt and equity capital investments in portfolio companies. LLCP believes that by investing in a combination of debt and equity securities, it offers management teams growth capital in a highly tailored, flexible investment structure that can be a more attractive alternative than traditional private equity.

LLCP’s global team of dedicated investment professionals is led by ten partners who have worked at LLCP for an average of 19 years. Since inception, LLCP has managed approximately $14.2 billion of institutional capital across 15 investment funds and has invested in over 100 portfolio companies. LLCP currently manages $10.2 billion of assets and has offices in Los Angeles, New York, Chicago, Miami, London, Stockholm, The Hague and Frankfurt. For additional information, please visit llcp.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The information in this press release may include “forward-looking statements.” These statements are based on the beliefs and assumptions of CNL Strategic Capital’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words “believes,” “expects,” “will,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond CNL Strategic Capital’s control. Important risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the Company’s ability to pay distributions and the sources of such distribution payments, the Company’s ability to locate and make suitable investments and other risks  described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K and the other documents filed by the Company with the Securities and Exchange Commission.

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